Exhibit 10.1

Cooperation Contract

Party A: China UMS, Liaoning Branch

Address: 4th Floor of Auxiliary Building, No.111, Beizhan Road, Shenhe District, Shenyang

Party B: Bank of Fuxin

Address: No.51, Zhonghua Road, Xihe District, Fuxin, Liaoning

Party C: America Arki Fuxin Network Management Co. Ltd. (“Arki Fuxin”)

Address: Power Plant No.1, Hongshu Road,Taiping District, Fuxin,Liaoning

TEL: 400-622-0686 010-8588 8868

FAX: 010-65305285

On the basis of the principle of equality and mutual benefit, through friendly consultation, in accordance with the relevant national laws and regulations, whereas the liquidation, settlement, consumption value-added distribution system, as well as the allocation of service charges are involved in CCM joint consumption card held by the CCM members (including other cards issued by the Bank of Fuxin), now this presents witness that is hereby agreed between the three parties hereto as follows:

I. Definitions

1.	[CCM]: the short English name of the Consumption Capital Market(www.ccmus.com);
2.	[CCM] members: the members of the Consumption Capital Market;
3.	[CCM Joint Consumption Card]: the card jointly issued by Party B and Party C(the operator and manager of CCM), which includes the issued CCM Joint Consumption Card and jointly issued bank cards which have the function of the distribution of the consumption added value;
4.	[card]: the card involved in this Contract refers to the definition of 3, namely the CCM Joint Consumption Card;
5.	[CCM merchants]: the merchants which signed the Cooperation Contract with the operator and manager of CCM——America Arki Fuxin Network Management Co. Ltd.;
6.	[service charge]: the service charge paid by CCM merchants to America Arki Fuxin Network Management Co. Ltd. in accordance with the cooperation contract.

II. Purpose of Cooperation

To integrate resources, combine with powers, develop together, and create good economic and social benefits.

III. Rights and Obligations

(A) Rights and Obligations of Party A

1. Party A shall reserve the right to terminate the cooperation with CCM merchants which violate laws and regulations issued by the CUP management departments (including stopping the transactions and the transfer of funds with the CCM joint consumption card, canceling the qualifications of CCM joint consumption Card merchants);

2. Party A shall reserve the right to terminate the cooperation with CCM merchants which fraud in developing CCM members and assisting transaction the CCM joint consumption card (including stopping the transactions and the transfer of funds with the CCM joint consumption card, canceling the qualifications of CCM joint consumption Card merchants);

3. Party A shall be entitled to the distribution of the paid service charge in pursuant to this Contract;

4. Party A shall be responsible for the liquidation of the channel funds caused by CCM members consuming in CCM merchants in accordance with the T +2 principle and technical support. Prior to the completion of the bulk funds transfer system development of Party B, Party C shall be responsible for the channels funds transfer settlement and remittance costs resulted from the settlement. After completion of the bulk funds transfer system development of Party B, Party B shall be responsible for the channels funds transfer settlement;

5 Party A shall be responsible for receiving complaints of the cardholder or contracted merchants on errors and switching to Party C to handle specially;

6. Party A shall be responsible for the establishment and maintenance of the POS terminal equipment and relevant system, and ensure their regular and safe operation;

7. Party A shall be responsible for providing Party B and Party C with the transaction data details and total revenue-sharing report associated with card consumption of CCM members;

8. Party A shall be responsible for developing the CCM merchants as agent only, negotiating the service charge proportion with the CCM merchants in accordance with the market developing requirements of Party C, training and consultation on issues occurred when CCM merchants receive the matters of card consumption of CCM members, and providing the relevant information of CCM merchants which Party A developed as agent only to Party B and Party C;

9. Party A shall be responsible for assisting the CCM merchants to develop CCM members and urging the former to provide Party C with the card information of CCM member as agent only;

10. Party A shall be responsible for that the CCM members shall enjoy the member preferential benefits when they consume with cash in the CCM merchants which Party A developed as agent only, that the service charge shall be registered and handled at terminal and that the cash consumption information shall be sent to Party C on the sequent date.

(B) Rights and Obligations of Party B

1. CCM joint consumption card is the property of Party B, and hereto its management and use shall comply with the relevant provisions in Terms for Jintong Card of Bank of Fuxin and the debit card business of Party B. If Party C and its branches violate the provisions of this Contract or the bank card-related laws, regulations, or management systems, Party B shall have the right to suspend or terminate the joint card business cooperation;

2. Party B shall have the right to share the CCM merchants resources with Party C, including access to merchants information, and after consultations between any two parties or the tripartite, they shall develop the marketing activities jointly;

3. Party B shall have the right to supervise and guide the distribution work concerning the CCM joint consumption card of Party C, and regulate issuance process to avoid business risks;

4. Prior to the completion of the bulk funds transfer system development, Party B shall be responsible for the transfer of channel funds to the designated account of Party A and Party C in accordance with the liquidation statements of Party A. after the completion of the bulk funds transfer system development, Party B shall be responsible for the channel funds transfer settlement and relevant technical support in accordance with the liquidation statements of Party A, and the charge resulted from the settlement shall be borne by Party C. The funds that are returned to the cardholder shall enter into the account book in accordance with the reconciliation information provided by Party A and Party C;

5. Party B shall be responsible for receiving complaints of the cardholder or contracted merchants on errors and switching to Party C to handle specially;

6. The cover design of the joint card shall be discussed by Party B and Party C, and the design costs and fabrication costs shall be borne by Party B.

(C) Rights and Obligations of Party C

1. Party C shall be responsible for the establishment of the management system, regulations and service processes for CCM members, and bear the relevant legal responsibilities arising wherefrom;

2. Party C shall be responsible for the establishment of the management system, regulations and service processes associated with CCM members bidding and consuming with the CCM joint consumption card, and bear the relevant legal responsibilities arising wherefrom;

3. Party C shall have the right to entrust a third party to expand CCM contracted merchants, and to establish the management system, regulations and service processes associated with the CCM merchants, and have the right to terminate the cooperation with CCM merchants which breach of the agreement;

4. Party C shall be responsible for the R & D management and technical support associated with the CCM consumption value-added distribution systems;

5 Party C shall not use the tripartite brand resources to advertise for the marketing and promotion without the authorization of both Party A and Party B in writing;

6. Party C shall be responsible for CCM members’ consumption-related advice and after-sales service;

7. Party C shall be responsible for the configuration of appropriate equipment in accordance with the scale of the operation and bear the risks and losses arising wherefrom;

8. Party C shall assign the special personnel to handle the errors, goods rejection and account adjustment switched from Party A and Party B, and lead the confirmation of the above matters. After that, Party C shall feed the results back to Party A and Party B and manage with their consent in accordance with the following principles:

(1) Compensation First and Payout in Advance

Where the merchants under-collect, or the cardholders over-pay, if it’s confirmed, Party C shall be responsible for recourse within 3 days; whether the recourse successes, the compensation first shall be performed to ensure the interests of members and merchants.

(2) Payout in Advance for Goods Rejection

Where the cardholder rejects the goods, Party C shall be responsible for the relevant financial recourse to the merchants and if the recourse is unsuccessful within 3 days, Party C shall pay out in advance to the cardholders.

(3) Establish Special Accounts of Compensation and Payout Reserves

Party C shall set up special reserves in Party B to ensure Party A and Party B to deduct funds for compensation first or payout in advance to the cardholders or merchants in the event of confirmation of the compensation, and Party C shall complement the reserves in time.

IV. Income Distribution

When the CCM members consume in the CCM merchants with a joint consumption card, Party A shall not charge bank card acquiring fee, but service charge only.

Party A shall be entitled to obtain 15% of service charge of the CCM merchants as their agents as a merchants-developing service charge; 5% of service charge of the CCM merchants for which Party A doesn’t perform a agent as the capital settlement fee; Party C shall perform the capital liquidation for Party C’s cardholders and other stakeholders in accordance with the liquidation details of Party A. The service charge shall be distributed as following:

Items	UMS as its agent			Others as its agent
	Bank of Fuxin	UMS	Arki Fuxin	Bank of Fuxin	UMS	Arki Fuxin
Issuing cards at counter of Bank of Fuxin	10%	15%	75%	10%	5%	85%
Developing members to transacting cards with the contracted merchants as agents	0%	15%	85%	0%	5%	95%

V. Confidential Clause

The three parties agree that unless the specified requirements of relevant laws, regulations or the relevant government agencies which own the jurisdiction, without the prior written consent of any party hereto this Contract, any party and its employees (including the professional consultants hired due to the performance of this Contract, intermediary agencies, the parent company, subsidiaries, affiliated companies and investors of agents and all parties) shall bear the obligation of confidentiality for the respective system, information and documents which are associated with this Contract, received but not yet open to the public, and shall not disclose the confidential information to another third party and the public. The term of validity of this confidential clause shall not be affected by the term of this Contract and be permanently effective.

VI. Immunity Clause

If this Contract fails to perform due to the heavy rain, earthquakes, mudslides, typhoons, war, civil disturbance and other force majeure which last longer than 60 days, any party shall be entitled to notice the other two parties in writings the termination of this Contract, and the tripartite parties shall not bear any legal responsibility for the losses wherefrom.

VII. Disputes

For all the disputes generated by this Contract, the three parties shall settle them through friendly consultations. If the negotiation fails, any party shall be entitled to proceed to the people’s court where Party A locates.

VIII. Commencement of Contract, Duration, Termination and Breach of Contract

1.	This Contract shall enter into force when the tripartite parties sign and stamp the official seal by their respective representatives, and the valid period shall be two years. After the expiration, if the tripartite parties hold no written objections, this Contract shall be automatically extended for two years. This shall be executed when each expiration;
2.	Within the validity period of this Contract, any party shall not terminate this Contract; otherwise losses wherefrom caused to other two parties, he shall be liable for compensation;
3.	Any party shall not engage in business activities prohibited by the state. If any party is confirmed to perform product sales or services which is expressly prohibited by the State or any local laws, regulations and administrative rules by the effective judgment and ruling of the judicial or an administrative agency to cause the failure of this Contract or that the further performance of this Contract is no practical significance, the other two parties shall have the right to immediately terminate this Contract;
4.	If any party fails to fulfill its responsibilities and obligations under this Contract, which causes a result that this Contract cannot continue to perform or that the further performance of this Contract is no practical significance, the other two parties shall have the right to terminate this Contract and require the defaulting party to bear the corresponding responsibility due to the breach of contract;
5.	If Party C fails to pay Party A the capital liquidation fees due to his own reasons, and fails to pay without good reason within 30 days of the collection notice in writing by Party A, Party A shall have the right to terminate this Contract and can claim to Party C;
6.	The termination of this Contract shall not affect the accrued rights and obligations of all parties in accordance with the terms of this Contract prior to the termination of this Contract; after the termination, the three parties shall mutually settle the payable amount in accordance with the provisions of this Contract.

IX. Others

1.	The generation, validity, interpretation, performance, modification, termination and disputes resolution of this Contract shall be subject to the jurisdiction and interpretation of the laws the People's Republic of China has announced;
2.	Where the terms of this Contract conflict with the national laws, administrative regulations, and industry standards, the latter shall prevail;
3.	Where the unsettled matters are found in implementation of this Contract, or this of this Contract need to be supplemented, changed or modified due to business development, all parties or any party can propose the recommendations and suggestions of supplementing, changing or modifying, all parties shall negotiate and reach a unified views expressed in written form and become supplementary documents of this Contract after the three parties agree, sign and seal, and this supplementary agreement shall have the same legal effect;
4.	This Contract is in six copies, any party holds two respectively and they shall have the same legal effect. Since the attached agreement hereto as an integral part of this Contract, if this Contract terminates, the attached agreement hereto this Contract shall also terminate.

Party A: China UMS, Liaoning Branch (seal)

Legal Representative (or Authorized Representative):

Date: April 30, 2012

Party B: Bank of Fuxin (seal)

Legal Representative (or Authorized Representative):

Date: April 30, 2012

Party C: America Arki Fuxin Network Management Co. Ltd. ("Arki Fuxin") (seal)

Legal Representative (or Authorized Representative):

Date: April 30, 2012